UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DexCom, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 18, 2011

To Our Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of DexCom, Inc. to be held at the Company’s headquarters facilities, located at 6310 Sequence Drive, San Diego, California 92121, on May 25, 2011, at 2:00 p.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of DexCom, Inc. by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR SUBMIT YOUR PROXY VIA THE INTERNET OR TELEPHONE, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Terrance H. Gregg
President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2011.

THIS PROXY STATEMENT AND OUR ANNUAL REPORT ARE AVAILABLE VIA THE

WEBSITE LOCATED AT www.proxyvote.com.

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of DexCom, Inc., a Delaware corporation. The meeting will be held on May 25, 2011 at 2:00 p.m. local time at the Company’s headquarters facilities located at 6310 Sequence Drive, San Diego, California 92121, for the following purposes:

1. To elect two Class III directors to hold office until our 2014 Annual Meeting of Stockholders. DexCom’s Board of Directors has nominated the following persons for election as Class III directors:

Jonathan T. Lord, M.D.

Eric Topol, M.D.

2. To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

3. To hold a non-binding advisory vote on executive compensation.

4. To hold a non-binding advisory vote on the frequency of the advisory vote on executive compensation.

5. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is March 31, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Terrance H. Gregg
President and Chief Executive Officer

San Diego, California

April 18, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy accompanying this notice as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder. You may also submit your proxy via the Internet or telephone as specified in the accompanying Internet and telephone voting instructions.

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 25, 2011

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

We sent you this proxy statement and the accompanying proxy card because the Board of Directors of DexCom, Inc., or the Board, is soliciting your proxy to vote at its 2011 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card.

We mailed this proxy statement, the accompanying proxy card and our annual report on or about April 18, 2011 to all stockholders of record entitled to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 25, 2011.

The proxy statement and annual report to security holders are available at www.proxyvote.com.

Stockholders may access the proxy statement, proxy card, and our 2010 Annual Report on Form 10-K on the above website.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 31, 2011, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 62,372,533 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you must provide your broker, bank or other agent with instructions on how to vote the shares in your account in order for your shares to be voted. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I voting on?

Stockholders will vote on four items at the annual meeting:

•	the election of two Class III directors to hold office until our 2014 Annual Meeting of Stockholders;

•

the ratification of the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	a non-binding advisory vote on executive compensation; and

•	a non-binding advisory vote on the frequency of the advisory vote on executive compensation.

How do I vote?

For Proposal No. 1, you may vote “For” the two nominees or you may “Withhold” your votes for the nominees. For Proposals No. 2 and No. 3, you may vote “For” or “Against” or abstain from voting. For Proposal No. 4, you may vote “1 year,” “2 years,” “3 years,” or “Abstain.” The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy by using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Voting Electronically via the Internet or Telephone

In addition to voting in person or by returning the enclosed proxy card, stockholders of record may vote their shares either via the Internet or by telephone. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage, you may also be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the proxy statement and related proxy materials the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm participates in Broadridge’s program, your voting form from the bank or brokerage firm will provide you with specific instructions for voting your shares. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on March 31, 2011, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two nominees for director, “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, “For” the non-binding advisory vote on executive compensation, and “3 years” for the non-binding advisory vote on the frequency of the advisory vote on executive compensation. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers, and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners or pay a proxy solicitor to assist in the solicitation of proxies.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy with a later date,

•	you may send a written notice that you are revoking your proxy to our Secretary at 6340 Sequence Drive, San Diego, California 92121, or

•	you may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing by December 22, 2011, to our Secretary at 6340 Sequence Drive, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than March 13, 2012 but no earlier than February 9, 2012. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For” and “Withhold” votes and broker non-votes with respect to Proposal No. 1, with respect to Proposals No. 2 and 3, “For” and “Against” votes, abstentions and broker non-votes, and with respect to Proposal No. 4, “1 year,” “2 years,” “3 years,” votes, abstentions and broker-nonvotes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions and broker non-votes will be counted as present and entitled to vote for the purposes of establishing a quorum, but will not be counted towards the affirmative vote total for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions, such as the vote for ratification of our independent registered public accounting firm. On non-discretionary items, such as the vote for election of directors, the non-binding advisory vote on executive compensation and non-binding advisory vote on the frequency of the advisory vote on executive compensation, if you do not give instructions to your broker, bank or other agent, the shares will not be voted and will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•

Under our Bylaws and our Corporate Governance Principles, Directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “For” a Director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” a Director nominee. Each current director and any director nominee must, promptly following such person’s election or re-election submit to the Board an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election or election, as applicable. Following an uncontested election in which any nominee who does not receive a majority of votes cast “For” his or her election, the Board is required to decide whether to accept such resignation, and it will disclose its decision-making process. In contested elections, the required vote would be a plurality of votes cast. Full details of this policy are set forth in our Corporate Governance Principles, which is available on our website at www.dexcom.com.

•

To be approved, each of the following proposals must receive a “For” vote from the majority of shares present and entitled to vote on the matter either in person or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

•	the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, and

•	the advisory vote requested on Proposal 3 concerning our named executive officer compensation.

•	For Proposal No. 4, the required vote shall be a plurality of the votes cast. Broker and non-votes will have no effect on the approval of Proposal No. 4.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 62,372,533 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 31,186,267 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K four business days after the date the annual meeting ends.

PROPOSAL 1

ELECTION OF DIRECTORS

As of the date of mailing of this Proxy Statement, our Board of Directors will consist of six members and is divided into three classes, each of which has a three-year term. Class I currently consists of Terrance H. Gregg, Kevin Sayer and Nicholas Augustinos, Class II currently consists of Jay S. Skyler and Class III currently consists of Jonathan T. Lord and Eric Topol. Two Class III directors are to be elected at this annual meeting to serve until our 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes I and II expire at our 2012 and 2013 Annual Meetings of Stockholders, respectively.

The nominees for Class III directors are Jonathan Lord, M.D. and Eric Topol, M.D. Dr. Lord and Dr. Topol are current directors; Dr. Lord was appointed by the Board in 2008 and Dr. Topol was appointed by the Board in 2009. Each of Dr. Lord and Dr. Topol has agreed to continue to serve as directors if elected, and we have no reason to believe that the nominees will be unable to serve.

Directors are elected by a majority of votes cast in an uncontested election. A majority of the votes cast means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. In contested elections (an election in which the number of nominees for election as Director is greater than the number of Directors to be elected) the vote standard would be a plurality of the votes cast.

In accordance with our Corporate Governance Principles, the Board will nominate for election only candidates who agree, if elected, to tender, promptly following such person’s election or re-election, an irrevocable resignation that will be effective upon (i) such person’s failure to receive the required vote for re-election or election, as applicable, and (ii) the Board’s acceptance of such resignation, and at which point, any unvested portion of annual equity grants to a director whose resignation becomes effective shall become fully vested. In addition, the Board will fill Director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board. Both Dr. Lord and Dr. Topol have provided irrevocable resignations.

If an incumbent Director fails to receive the required vote for election, then, within 90 days following certification of the stockholder vote, the Board will disclose its decision-making process and decision regarding whether to accept the Director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC. Any Director who tenders his or her resignation pursuant to this provision of our Corporate Governance Principles may not participate in the Board action regarding whether to accept the resignation offer.

The Board of Directors recommends a vote FOR the election of the nominees named above.

The following is biographical information as of April 4, 2011 for the nominees for Class III director and each person whose term of office as a Class I or II director will continue after the annual meeting.

Name	Age	Position
Class II Directors
Jay S. Skyler, M.D.	64	Director
Class III Directors
Jonathan T. Lord, M.D.	56	Director
Eric Topol, M.D.	56	Director
Class I Directors
Terrance H. Gregg	62	President, Chief Executive Officer and Director
Kevin Sayer	53	Director
Nicholas Augustinos	52	Director

Nominees for Election for a Three-year Term Expiring at the 2014 Annual Meeting

Jonathan T. Lord, M.D. has served as a director since May 2008, and as our Chairman since May 2010. From April 2009 to January 2010 Dr. Lord served as President and Chief Executive Officer of Navigenics, Inc., a privately held healthcare company. From April 2000 to April 2009, Dr. Lord served as Chief Innovation Officer and Senior Vice President at Humana Inc., a health benefits company. From October 1999 to April 2000, Dr. Lord served as President of Health Dialog, a health information provider, and from April 1997 to October 1999, he served as Chief Operating Officer of the American Hospital Association, a national organization representing hospitals, health care networks and their patients. Dr. Lord also serves as a director of Stericyle, Inc., a publicly-traded company, and Veracyte, a privately held company. Dr. Lord received a B.S. degree in chemistry and a M.D. degree from the University of Miami. Through Dr. Lord’s experience in healthcare technology and insurance, he provides the Board with senior leadership and critical guidance on issues relating to technology, market and commercial development.

Eric Topol, M.D. has served as a director since July 2009. Since January 2007, Dr. Topol has served as the Director of the Scripps Translational Science Institute, a National Institutes of Health funded program of the Clinical and Translational Science Award Consortium. He is Professor of Translational Genomics at the Scripps Research Institute, the Chief Academic Officer of Scripps Health, and a senior consulting cardiologist at Scripps Clinic. Prior to Scripps, Dr. Topol served on the faculty of Case Western as a professor in genetics, chaired the Department of Cardiovascular Medicine at Cleveland Clinic for 15 years and founded the Cleveland Clinic Lerner College of Medicine. Dr. Topol served on the Scientific Advisory Board of Cardionet, Inc., and currently serves on the Board of Directors of Sotera Wireless, Inc., a privately held company. Since April 2009, he has served as the Vice-Chairman and Founding Board Member of the Gary and Mary West Wireless Health Institute. As a practicing physician, academic and thought leader in wireless healthcare technologies, Dr. Topol is uniquely situated to provide the Board with guidance on its technology, clinical and market development.

Directors Continuing in Office Until the 2012 Annual Meeting

Terrance H. Gregg has served on our Board of Directors since May 2005, and as our President and Chief Executive Officer since June 2007. Since September 2007, Mr. Gregg has served on the board of Taking Control of Your Diabetes (TCOYD), a not for profit organization specializing in the diabetes education of patients. From 1999 to June 2007, Mr. Gregg served as a director of Vasogen, Inc., an immunotherapy company focused on heart failure and neurogenerative diseases, and served as its Chairman from 2006 to 2007. From 2004 to 2009, Mr. Gregg served as a Special Venture Partner with Galen Collaborative Capital, a private equity firm. Mr. Gregg has also operated Soleil Partners LLC, formerly THG Consulting LLC, a health care advisory firm since 2002. From July 2002 to September 2004, Mr. Gregg served as a senior advisor to the diabetes business of Medtronic, Inc., a medical technology company. Mr. Gregg served as President and Chief Operating Officer of MiniMed, Inc., a medical technology company focused on insulin pumps for people with diabetes, from October 1996 until its acquisition by Medtronic, Inc. in August 2001, and Mr. Gregg served as a Vice President of Medtronic and President of Medtronic MiniMed after the acquisition until July 2002. Mr. Gregg formerly served as the Chairman of the American Diabetes Association Research Foundation Board. Mr. Gregg received a B.S. from Colorado State University. As our President and Chief Executive Officer, Mr. Gregg brings to the Board significant senior leadership, industry, technical, and global experience. As CEO, Mr. Gregg has direct responsibility for our strategy and operations.

Kevin Sayer has served on our Board of Directors since November 2007. From April 2007 to December 2010, Mr. Sayer served as Chief Financial Officer of Biosensors International Group, Ltd., or Biosensors, a medical technology company developing, manufacturing and commercializing medical devices used in interventional cardiology and critical care procedures. Prior to joining Biosensors from May 2005 to April 2007, Mr. Sayer served as an independent healthcare and medical technology industry consultant. From March 2004 to May 2005, Mr. Sayer was Executive Vice President and Chief Financial Officer of Specialty Laboratories, Inc., a company offering clinical reference laboratory services. From August 2002 to March 2004, Mr. Sayer worked as an independent healthcare and medical technology industry consultant. Mr. Sayer served as Chief Financial

Officer of MiniMed, Inc. from May 1994 until it was acquired by Medtronic, Inc. in August 2001. Mr. Sayer served as Vice President and General Manager of Medtronic MiniMed after the acquisition until August 2002. Mr. Sayer is a Certified Public Accountant and received his Master’s Degree in Accounting and Information Systems concurrently with a B.A., both from Brigham Young University. Mr. Sayer’s experience as Chief Financial Officer for Biosensors and MiniMed, as well as his educational background in accounting, provides the Board with significant experience in financial and transactional matters.

Nicholas Augustinos has served on our Board of Directors since November 2009. Since March 2005, Mr. Augustinos has worked for Cisco Systems, Inc., or Cisco, a networking company, initially as a Director of Cisco’s Internet Business Solutions Group, and subsequently as a Senior Director of its Global Healthcare Solutions Group. Currently, Mr. Augustinos is Director of Global Healthcare Operations for Cisco. From March 2006 to November 2010, Mr. Augustinos held a seat on the Board of Directors of Continua Alliance, a non-profit, open industry coalition of the healthcare and technology companies collaborating to improve the quality of personal healthcare. Having an extensive career in healthcare technology, Mr. Augustinos brings to the Board significant business and market development experience related to the business issues facing early stage commercialization companies.

Director Continuing in Office Until the 2013 Annual Meeting

Jay S. Skyler, M.D., MACP has served on our Board of Directors since September 2002. Dr. Skyler is a Professor of Medicine, Pediatrics and Psychology and Associate Director of the Diabetes Research Institute at the University of Miami in Florida, where he has been employed since 1976. Dr. Skyler also serves as Study Chairman for the National Institute of Diabetes & Digestive & Kidney Diseases Type 1 Diabetes TrialNet clinical trials network. Dr. Skyler also serves as a director of Amylin Pharmaceuticals, Inc., and served as a director of MiniMed, Inc. until its acquisition by Medtronic, Inc. in 2001. Dr. Skyler received a B.S. from Pennsylvania State University and an M.D. from Jefferson Medical College. As a scholar and educator in the field of endocrinology, Dr. Skyler brings to the Board industry and technical experience directly related to our company’s research and development. In addition, Dr. Skyler’s board service with other public companies provides cross-board experience.

CORPORATE GOVERNANCE

Independence of the Board of Directors and its Committees

As required under NASDAQ Global Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Gregg, our President and Chief Executive Officer. In making its independence determinations, the Board reviewed transactions and relationships between the director, or any member of his or her immediate family, us or one of our subsidiaries or affiliates, and our independent registered public accounting firm based on information provided by the director, our records and publicly available information. Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any other public company for which the non-employee director serves as a director.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable NASDAQ listing standards.

Our Board of Directors is led by an independent Chairman, Dr. Jonathan Lord, who assumed the role of Chairman on May 19, 2010. Prior to May 19, 2010, our Board was led by Donald L. Lucas, who was also an independent Chairman and director. On March 23, 2010, Mr. Lucas notified us of his decision to retire from the Board effective immediately upon the end of his then-current term, which expired on May 19, 2010. Our President and Chief Executive Officer, Mr. Terrance Gregg, is the only member of the Board who is not an independent director. In accordance with applicable NASDAQ listing standards and as required by SEC rules and regulations, all committees of our Board of Directors are made up entirely of independent directors. We believe that this leadership structure facilitates the accountability of our Chief Executive Officer to the Board of Directors, strengthens the Board’s independence from management and ensures that the independent directors maintain proper oversight of management. In addition, separation of the office of Chairman allows Mr. Gregg to focus on his duties as President and Chief Executive Officer. We do not have a formal policy requiring separation of the Chief Executive Officer and Chairman roles, and we may reconsider our leadership structure from time to time based on considerations at that time.

Board of Directors’ Role in Risk Oversight

Management continually monitors the material risks we face, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, our Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. Our Board of Directors performs these functions in a number of ways, including the following:

•

at its regularly scheduled meetings, the Board of Directors receives management updates on our business operations, financial results, compliance committee activities, and strategy and discusses risks related to the business;

•

the audit committee assists the Board of Directors in its oversight of risk management by discussing with management our guidelines and policies regarding financial and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•

through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an audit committee, a compensation committee and a nominating and governance committee. The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2010, as well as a description of each committee and its functions.

Name	Audit Committee		Compensation Committee		Nominating and Governance Committee
Terrance H. Gregg
Nicholas Augustinos(1)	X				X
Donald L. Lucas(2)	X				X
Donald A. Lucas(3)	X		X
Jonathan T. Lord, M.D.(4)(5)	X		X	*	X
Kevin Sayer(1)	X	*
Jay S. Skyler, M.D.(4)(5)			X		X	*
Eric Topol, M.D.(4)			X		X
Total meetings in fiscal year 2010	8		5		4

*	Committee Chairperson

(1)	At the commencement of the 2010 Annual Meeting of Stockholders on May 19, 2010, Mr. Sayer assumed the role of Chairman of the audit committee, and Mr. Augustinos joined the audit committee as a member.

(2)	Donald L. Lucas decided to not stand for reelection and retired from the Board effective immediately upon commencement of the 2010 Annual Meeting of Stockholders, which occurred on May 19, 2010, and Mr. Lucas also retired from serving on the audit committee and nominating and governance committee at the same time.

(3)	Donald A. Lucas resigned from the Board of Directors and the audit committee and compensation committee effective August 26, 2010.

(4)	At the commencement of the 2010 Annual Meeting of Stockholders, Dr. Lord stepped down as Chairman and a member of the nominating and governance committee, and Dr. Skyler assumed the role of Chairman of the nominating and governance committee. In addition, Dr. Topol joined the nominating and governance committee as a member at that time.

(5)	Effective September 8, 2010, Dr. Lord joined the audit committee, and Dr. Skyler joined the compensation committee.

Audit Committee

The audit committee operates pursuant to a written charter that is available on our website at http://www.dexcom.com. The audit committee reviews and evaluates our financial statements, accounting practices and our internal accounting procedures, selects and engages the appointment of our independent registered public accounting firm and reviews the results and scope of the audit and other services provided by our independent registered public accounting firm.

Audit Committee Financial Experts. Our Board of Directors has determined that each of Mr. Sayer and Dr. Lord qualify as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or SEC, rules. In addition, each member of our audit committee possesses the financial qualifications required of audit committee members set forth in the rules and regulations of the NASDAQ Global Market. The Board made a qualitative assessment of the committee members’ level of knowledge and experience based on a number of factors, including formal education and experience.

Compensation Committee

The compensation committee operates pursuant to a written charter that is available on our website at http://www.dexcom.com. The compensation committee reviews and determines the compensation and benefits of our executive officers, reviews and recommends to our Board the compensation for our non-employee directors, reviews annually and recommends to our Board cash-based and equity-based incentive compensation under our equity compensation and employee benefits plans and reviews our general policies relating to compensation and benefits. See “Executive Compensation—Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the committee’s role, processes and activities in overseeing executive compensation.

Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, or the Code.

Compensation Committee Policies and Procedures. The compensation committee reviews management’s recommendations for compensation and benefits for executive officers. The compensation committee reviews and determines the amount and composition of executive compensation to be paid to the executive officers, including the Chief Executive Officer.

The compensation committee annually reviews and evaluates base salary and bonuses for all executive officers, and in conducting such reviews, places primary consideration upon the recommendations by the Chief Executive Officer, along with the rationale for such recommendations, with the exception of the compensation review of the Chief Executive Officer himself. The Chief Executive Officer does not participate in the compensation committee’s review or decision as to his compensation package. In establishing individual compensation levels, the compensation committee considers our overall strategic objectives and performance, our stock performance, peer group comparisons and individual performance. No formula is used to determine an executive’s salary. Our overall performance and the achievement of financial and business objectives are considered.

Management’s Role in the Compensation-Setting Process. Management, including our named executive officers, plays some role in the compensation-setting process. The most significant aspects of management’s role are evaluating employee performance, assisting in establishing performance targets and objectives, and recommending salary levels and equity awards. The Chief Executive Officer works with the compensation committee in establishing the agenda for compensation committee meetings. Management also prepares meeting information for each compensation committee meeting.

Use of Compensation Consultants. The compensation committee has in the past engaged compensation consultants to conduct a review and analysis of how our compensation practices compare with our peer group of companies, including during 2006, 2007 and 2009.

Nominating and Governance Committee

The nominating and governance committee operates pursuant to a written charter that is available on our website at http://www.dexcom.com. The nominating and governance committee makes recommendations to our Board of Directors concerning candidates for election to our Board of Directors and oversees our compliance activities and other corporate governance matters.

The nominating and governance committee considers director nominees recommended by sitting directors, officers, employees, stockholders and others using the same criteria to evaluate all candidates. The nominating and governance committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the nominating and governance committee recommends the candidate for consideration by the full Board. The nominating and governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees, but has not done so to date.

Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board’s policy is to encourage selection of directors who will contribute to our overall corporate goals: responsibility to our stockholders, technology leadership in diabetes care, effective execution, high customer satisfaction and superior employee working environment. The nominating and governance committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as personal skills, diversity and professional experience in diabetes care, medical technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective board of directors. In evaluating potential candidates for the Board, the nominating and governance committee considers these factors in the light of the specific needs of the Board at that time. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the nominating and governance committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business effectively. Board members are expected to prepare for, attend and participate in meetings of the Board and committees on which they serve, and are strongly encouraged to attend our annual meetings of stockholders.

The nominating and governance committee will consider director candidates recommended by stockholders. The nominating and governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and governance committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “When are stockholder proposals due for next year’s annual meeting?” on page 3 of this proxy statement. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. To date, the nominating and governance committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our voting stock.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met eight times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. Directors who attended our annual meeting of stockholders in 2010 included Terrance H. Gregg, Nicholas Augustinos, Donald A. Lucas, Jonathan T. Lord, M.D., Kevin Sayer, Jay S. Skyler, M.D. and Eric Topol, M.D.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct and Ethics for Employees and Directors that applies to all of our officers, directors and employees. We have also adopted an additional written code of ethics, the Code of Conduct and Ethics for Chief Executive Officer and Senior Finance Department Personnel, for financial employees that applies to our principal executive officer, principal financial officer, chief operating officer, principal accounting officer, controller and other employees of the finance department designated by our chief financial officer. These codes are available on our website at http://www.dexcom.com. If we make any substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

In addition, the key practices and procedures of the Board are outlined in the Corporate Governance Principles available on our website at www.dexcom.com.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Secretary, at 6340 Sequence Drive, San Diego, California 92121. Our Secretary will forward the communication to the Board. We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board of Directors in care of the Secretary is generally to be forwarded to the Board of Directors, serves the needs of the Board and our stockholders.

DIRECTOR COMPENSATION

Annual Retainers Paid to Directors. During 2010, each of our non-employee directors was entitled to receive an annual retainer with a value equal to $30,000. The Chairman of the Board, the Chairman of the audit committee, the Chairman of the compensation committee and the Chairman of the nominating and governance committee also received additional annual retainers with values equal to $10,000, $20,000, $15,000 and $10,000, respectively. Consistent with our philosophy to conserve our cash resources, directors were paid annual retainers and applicable chairmanship retainers through grants of restricted stock units with values correlating to the amounts set forth above during 2010. All of our directors, including our non-employee directors, are reimbursed for their reasonable expenses in attending Board of Directors and committee meetings.

Equity Awards Granted to Directors. Under our 2005 Equity Incentive Plan, our Board has discretion to determine the value and number of equity awards granted to non-employee directors from time to time. For 2010, other than the Chairman of the Board, each of our non-employee directors received an annual grant of restricted stock units with a value equivalent to $125,000. The Chairman of the Board received an annual restricted stock unit grant with a value equivalent to $150,000. Each restricted stock unit grant to our directors vests in one annual installment twelve months after the date of grant. Annual grants to our non-employee directors are made on the date of the annual meeting of stockholders. Incoming non-employee directors receive a one-time equity grant with a Black-Scholes value of $300,000, which grant vests over a thirty-six month period. Vesting of outstanding equity awards held by directors is accelerated in full upon a change of control of the Company.

Director Compensation Table

The following table provides information for 2010 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of 2010. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or, except for reasonable expenses for attending Board and committee meetings, reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Nicholas Augustinos	$—	$155,000	$155,000
Terrance Gregg(3)	—	—	—
Jonathan Lord, M.D.(4)	—	205,000	205,000
Donald A. Lucas(5)	—	155,000	155,000
Donald L. Lucas(4)	—	—	—
Kevin Sayer	—	175,000	175,000
Jay S. Skyler, M.D.	—	165,000	165,000
Eric Topol, M.D.	—	155,000	155,000

(1)	Consistent with our philosophy to conserve our cash resources, our non-employee directors were issued restricted stock units as compensation for their annual retainers, and did not receive any cash compensation in 2010.

(2)	These amounts reflect the grant date fair value of stock options, as converted into equivalent amounts of restricted stock units, granted during 2010, computed in accordance with FASB ASC Topic 718. As of December 31, 2010, Mr. Augustinos had options outstanding for 69,384 shares and 11,321 unvested restricted stock units, Mr. Gregg had options outstanding for 1,676,890 shares, 76,890 of which were received as compensation while a non-employee director and 109,688 unvested restricted stock units, none of which were received as compensation while a director, Mr. Donald A. Lucas had options outstanding for 45,000 shares and no unvested restricted stock units. Dr. Lord had options outstanding for 138,865 shares and 14,972 unvested restricted stock units, Mr. Donald L. Lucas had no options outstanding or unvested restricted stock units. Mr. Sayer had options outstanding for 150,919 shares and 12,781 unvested restricted stock units, Dr. Skyler had options outstanding for 164,160 shares and 12,051 outstanding restricted stock units, and Dr. Topol had options outstanding for 98,706 shares and 11,321 outstanding restricted stock units.

(3)	Mr. Gregg received no compensation for his service as a director.

(4)	On March 23, 2010, Mr. Donald L. Lucas notified us of his intention to retire from the Board effective immediately upon commencement of the 2010 Annual Meeting of Stockholders. Mr. Lucas’ retirement from the Board was effective on May 19, 2010, and he also simultaneously retired from the audit committee and nominating and governance committee. Dr. Lord assumed the role of Chairman of the Board on May 19, 2010.

(5)	Effective on August 26, 2010, Mr. Donald A. Lucas resigned from the Board. In recognition of his eight years of service as a director, the Board elected to accelerate in full the vesting on the 11,321 restricted stock units that were unvested as of his resignation date. The vesting of Mr. Donald A. Lucas’ unvested stock options were not accelerated.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended December 31, 2010 and 2009. All fees described below were approved by the audit committee.

	Fiscal Year Ended December 31,
	2010	2009
Audit Fees(1)	$638,469	$676,167
Audit-related Fees	—	5,750
Tax Fees(2)	47,500	15,000

Total Fees	$685,969	$696,917

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements and the assessment of our internal control over financial reporting. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters and consents), as well as fees for analysis and advice related to adoption of various accounting methods, including EITF 08-1 (ASU 2009-13), EITF 07-5 (ASC 815-40) and APB 14-1 (ASC 470-20).

(2)	Represents fees related to Code Section 382 tax studies.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm. This policy is set forth in the charter of the audit committee that is available at www.dexcom.com.

The audit committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm for auditing our consolidated financial statements and concluded they were.

Recommendation of the Board

The Board recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee DexCom’s financial reporting processes on behalf of the Board of Directors. The audit committee’s functions are more fully described in the audit committee charter, which is available on DexCom’s website at http://www.dexcom.com. Management has the primary responsibility for DexCom’s financial statements and reporting processes, including its systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management DexCom’s audited financial statements as of and for the fiscal year ended December 31, 2010.

The audit committee reviewed with Ernst & Young LLP such matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. In addition, the audit committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the Public Company Accounting Oversight Board. Finally, the audit committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of such financial statements, their evaluations of DexCom’s internal controls, and the overall quality of DexCom’s financial reporting.

Based on these reviews and discussions, the audit committee has recommended to the Board of Directors that such audited financial statements be included in DexCom’s annual report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The audit committee also has engaged Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and is seeking ratification of such selection by the stockholders.

Audit Committee

Kevin Sayer, Chairman

Jonathan Lord, M.D.

Nicholas Augustinos

PROPOSAL NO. 3

Advisory Vote on Executive Compensation

This matter is being submitted to enable stockholders to express views on the design and effectiveness of our executive compensation program. Our goal for our executive compensation program is to support our key strategic and financial goals, and to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for our success. Our executive compensation program seeks to accomplish these goals in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe that our executive compensation program, which minimizes base salary cash compensation relative to our peer group of companies as we work towards profitability, and emphasizes long-term equity awards as well as achievement of various financial and operational goals, satisfies this objective and is strongly aligned with the long-term interests of our stockholders. Our total stockholder return over the prior fiscal one and fiscal two year periods was 69% and 395%, respectively.

The Compensation Discussion and Analysis, beginning on page 24 of this Proxy Statement, describes our executive compensation program and the decisions made by the Compensation Committee in 2010 in more detail. Highlights of the program include the following:

•

the Compensation Committee froze 2010 base annual salary for our CEO, and increased base annual salaries for our other named executive officers by not more than 2.6% as part of our goal to conserve cash. In furtherance of that goal, upon promotions to Chief Operating Officer and Chief Technical Officer, Mr. Pacelli and Mr. Valdes received modest increases to their base annual salaries of 1.9% and 3.4%, respectively;

•

the Compensation Committee shifted a greater proportion of potential cash compensation to our annual cash incentive award program, from which awards are paid only upon achievement of specified financial and operational goals; and

•	the Compensation Committee maintained equity compensation at approximately the 75th percentile of our peer group to be consistent with the philosophy to favor equity compensation and conserve cash.

We believe the compensation program for our named executive officers is an important component of our strong performance. In addition to the one and two year performance of our stock noted above, in 2010 our product revenue grew to $40.2 million, representing an increase of $22.1 million, or 123%, over the prior year.

We are requesting stockholders to cast a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables) is hereby APPROVED.

As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation of the Board

The Board recommends a vote FOR Proposal No. 3.

PROPOSAL NO. 4

Advisory Vote on Frequency of Say-on-Pay Votes

As described in Proposal No. 3 above, our stockholders have the opportunity to cast an advisory vote on our executive compensation program. The non-binding advisory vote on executive compensation described in Proposal No. 3 above is referred to as a “say-on-pay vote.”

This Proposal No. 4 affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual stockholder meetings (or special stockholder meeting for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, stockholders may vote to have the say-on-pay vote every one year, every two years or every three years.

For the reasons described below, we recommend that our stockholders select a frequency of three years, or a triennial vote.

Because of its emphasis on equity compensation, our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant equity awards with multi-year vesting periods to encourage our named executive officers to focus on long-term performance, and we accordingly recommend a triennial vote to allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance. In addition, a triennial vote will provide stockholders additional time to evaluate the effectiveness of our executive compensation policies and decisions and the related business outcome from a pay-for-performance perspective.

A triennial vote will provide us with the time to thoughtfully respond to stockholders’ sentiments and to implement changes. We carefully consider changes to our program to maintain the effectiveness and consistency of the program, which is important in motivating and retaining our employees.

We therefore request that our stockholders select “Three Years” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our Board will review the results of the vote and, consistent with our record of stockholder engagement, take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

Recommendation of the Board

The Board recommends a vote for the option of once EVERY THREE YEARS as the frequency with which stockholders are provided a non-binding advisory vote on our executive compensation (as opposed to every one year or every two years).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 31, 2011:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each named executive officer as set forth in the summary compensation table below; and

•	all executive officers and directors as a group.

The percentage of shares beneficially owned is based on 62,372,533 shares of common stock outstanding as of March 31, 2011. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless indicated above, the persons and entities named below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable and restricted stock units that will vest within 60 days of March 31, 2011 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

Beneficial Owner	Shares of Common Stock Beneficially Owned
	Number	Percentage
Directors and Named Executive Officers
Nicholas Augustinos(1)	47,635	*
Andrew Balo(2)	492,102	*
Terrance H. Gregg(3)	2,181,415	3.4
Jonathan T. Lord, M.D.(4)	213,948	*
Steven R. Pacelli(5)	505,972	*
Jess Roper(6)	176,388	*
Kevin Sayer(7)	169,493	*
Jay S. Skyler, M.D.(8)	330,222	*
Eric Topol, M.D.(9)	74,673	*
Jorge Valdes(10)	525,112	*
All directors and executive officers as a group (13 persons)(11)	5,047,387	7.6

All 5% Stockholders
Entities affiliated with Federated Investors, Inc.(12)	6,020,803	9.7
Entities affiliated with Frontier Capital Management Co., LLC(13)	4,836,135	7.8
Entities affiliated with The TCW Group, Inc.(14)	3,350,013	5.4
Entities affiliated with Blackrock, Inc.(15)	3,232,366	5.2

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Represents options to purchase 36,314 shares of our common stock that are exercisable and 11,321 restricted stock units that vest, each within 60 days of March 31, 2011.

(2)	Represents options to purchase 479,342 shares of our common stock that are exercisable within 60 days of March 31, 2011, as well as 12,760 shares held directly by Mr. Balo.

(3)	Represents options to purchase 1,579,910 shares of our common stock that are exercisable and 18,281 restricted stock units that vest, each within 60 days of March 31, 2011, as well as 583,224 shares held directly by Mr. Gregg.

(4)	Represents options to purchase 138,865 shares of our common stock that are exercisable and 14,972 restricted stock units that vest, each within 60 days of March 31, 2011, as well as 60,111 shares held directly by Dr. Lord.

(5)	Represents options to purchase 493,240 shares of our common stock that are exercisable within 60 days of March 31, 2011, as well as 12,732 shares held directly by Mr. Pacelli.

(6)	Represents options to purchase 161,067 shares of our common stock that are exercisable within 60 days of March 31, 2011, as well as 10,321 shares held directly by Mr. Roper, and 5,000 shares held by Mr. Roper’s spouse.

(7)	Represents options to purchase 150,919 shares of our common stock that are exercisable and 12,781 restricted stock units that vest, each within 60 days of March 31, 2011 as well as 5,793 shares held directly by Mr. Sayer.

(8)	Represents options to purchase 164,160 shares of our common stock that are exercisable and 12,051 restricted stock units that vest, each within 60 days of March 31, 2011, as well as 134,011 shares held directly by Dr. Skyler, and 20,000 shares held by various trusts in which Dr. Skyler is a trustee. Dr. Skyler disclaims beneficial ownership of the shares held in the various trusts in which he is a trustee, except to the extent that he is the beneficiary of any of such trusts.

(9)	Represents options to purchase 63,352 shares of our common stock that are exercisable and 11,321 restricted stock units that vest, each within 60 days of March 31, 2011.

(10)	Represents options to purchase 493,240 shares of our common stock that are exercisable within 60 days of March 31, 2011, as well as 31,872 shares held directly by Mr. Valdes.

(11)	Represents options to purchase 4,010,006 shares of our common stock that are exercisable and 80,727 restricted stock units that vest, each within 60 days of March 31, 2011 as well as a total of 956,654 shares held directly by the directors and officers.

(12)	Represents shares held by Federated Investors, Inc. according to its Schedule 13G/A filing made on February 9, 2011. The address of Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222.

(13)	Represents shares held by Frontier Capital Management Co., LLC according to its Schedule 13G/A filing made on February 15, 2011. The address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110.

(14)	Represents shares held by The TCW Group, Inc., on behalf of the TCW Business Unit according to its Schedule 13G/A filing made on February 10, 2011. The address of The TCW Group, Inc., on behalf of the TCW Business Unit is 865 South Figueroa Street, Los Angeles, CA 90017.

(15)	Represents shares held by Blackrock, Inc. according to its Schedule 13G filing made on February 4, 2011. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE OFFICERS

The following is biographical information as of March 31, 2011 for our executive officers with the exception of our President and Chief Executive Officer who is discussed above.

Name	Age	Position
Jess Roper	46	Vice President and Chief Financial Officer
Andrew K. Balo	63	Senior Vice President of Clinical and Regulatory Affairs
Richard Doubleday	48	Vice President of Sales
John Lister	36	Vice President of Legal Affairs
Jeffrey Moy	50	Senior Vice President of Operations
Steven R. Pacelli	39	Chief Operating Officer
Jorge Valdes	49	Chief Technical Officer

Jess Roper has served as our Vice President and Chief Financial Officer since March 2008. Mr. Roper joined us in March 2005 as Director of Finance and served as interim Chief Financial Officer from July 2007 to February 2008. From December 2003 to March 2005, Mr. Roper served initially as Director of Finance and subsequently as Controller for SeraCare Life Sciences, Inc., a manufacturer of plasma-based products. From September 2002 to December 2003, Mr. Roper served as Accounting Manager for Nanogen, Inc., a developer of diagnostic products. Mr. Roper previously served as an auditor with PricewaterhouseCoopers, and a Bank and Information Systems Examiner with the Office of the Comptroller of the Currency. Mr. Roper received a B.S. in Finance and an M.S. in Corporate Accountancy from San Diego State University. Mr. Roper is a licensed C.P.A.

Andrew K. Balo has served as our Senior Vice President of Clinical and Regulatory Affairs since March 2008, and from February 2002 to March 2008, served as our Vice President of Clinical and Regulatory Affairs. From June 1999 to February 2002, Mr. Balo served as Vice President, Regulatory and Clinical Affairs of Innercool Therapies, Inc., a medical technology company. Mr. Balo received a B.S. from the University of Maryland.

Richard Doubleday has served as our Vice President of Sales since June 2009. From May 1988 to June 2009, Mr. Doubleday served in various roles for Johnson & Johnson, Inc., or J&J, including Director of Marketing for J&J subsidiary Animas Corporation, a manufacturer of insulin pumps, from July 2006 to June 2009, and Field Sales Director for J&J subsidiary LifeScan, Inc., a manufacturer of blood glucose monitoring systems, from August 2002 to October 2005. Mr. Doubleday received a B.A. from Michigan State University.

John Lister has served as our Vice President of Legal Affairs since May 2009. From January 2008 to May 2009, Mr. Lister served as our Director of Legal Affairs. Mr. Lister served as a corporate attorney for Fenwick & West LLP from June 2004 to January 2008, where he specialized in corporate finance, mergers and acquisitions, corporate compliance and general business matters for life sciences and technology companies. Mr. Lister received a B.A. from Claremont McKenna College, and a J.D. from the University of San Francisco. Mr. Lister is a member of the State Bar of California.

Jeffrey Moy has served as our Senior Vice President of Operations since January 2011, and previously served as our Vice President of Operations from September 2008 to January 2011. Previously, Mr. Moy served as our Senior Director of Manufacturing from September 2007 to September 2008. From April 2004 to August 2007, Mr. Moy served as Senior Director of Manufacturing for Biosite, Inc., a manufacturer of diagnostic products for laboratory medicine. Mr. Moy received a B.S. from the University of Pennsylvania and a Masters in Engineering from Cornell University.

Steven R. Pacelli has served as our Chief Operating Officer since June 2010, and previously served as our Chief Administrative Officer from December 2008 to June 2010. Previously, Mr. Pacelli served as our Senior Vice President of Corporate Affairs from July 2007 to December 2008, and as our Vice President of Legal

Affairs from April 2006 to July 2007. From March 2003 to April 2006, Mr. Pacelli served as a corporate attorney with Stradling Yocca Carlson & Rauth where he specialized in public and private finance, mergers and acquisitions and general corporate matters for life sciences and technology companies. From February 2001 to March 2003, Mr. Pacelli served as Vice President of Corporate Development, Secretary and General Counsel of Axcelerant, Inc., a provider of secure managed business network services. From January 2000 to January 2001, Mr. Pacelli served as Vice President, Secretary and General Counsel of Flashcom, Inc., a provider of consumer broadband DSL services. Mr. Pacelli received a B.A. from the University of California, Los Angeles and a J.D. from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.

Jorge Valdes was promoted to Chief Technical Officer in June 2010, and previously served as our Senior Vice President of Operations from July 2007 to June 2010, and from November 2005 to July 2007, served as our Vice President of Engineering. From July 1999 to March 2005, Mr. Valdes served as Vice President of Engineering at Advanced Fibre Communications, or AFC, a provider of broadband access solutions. Mr. Valdes also served as General Manager for the fiber to the premise (FTTP) business unit of AFC beginning in May 2004. Mr. Valdes received a B.S. and an M.B.A. from the University of Miami, Florida.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of the Board of Directors has principal responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives. The committee’s duties include evaluating the performance and advising the Board on the compensation of our Chief Executive Officer, and setting the compensation of our other executive officers and directors, as well as performing oversight of our compensation arrangements, plans, policies and programs for employees generally.

General Objectives and Philosophy

Our compensation philosophy for all employees, including our executive officers, is to ensure that our compensation program:

•	supports our key strategic and financial goals;

•	relates directly to our corporate performance;

•	appropriately manages compensation related risk within the context of our business strategies; and

•	provides a total compensation package that is competitive and enables us to attract, motivate, reward and retain executive officers and employees.

Different compensation elements are geared to reward short and longer-term performance with a common goal of increasing value for our key constituencies—patients, healthcare providers, stockholders and our employees. We believe that the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals, in attaining key financial and operating objectives established by our Board of Directors. In addition, we strive to promote an ownership mentality among our executive officers and employees, which we believe is best achieved through our equity incentive programs. As a company operating at an early stage of commercialization, we have not yet become profitable. Accordingly, as an essential part of our efforts to achieve profitability, we endeavor to conserve our cash resources. To that end, one important aspect of our overall compensation philosophy is to minimize cash compensation relative to our peer group of companies in favor of equity compensation, which we believe best aligns the interests of our employees with our stockholders. Above all, we intend to ensure that our compensation program is perceived as fundamentally fair to all key constituencies.

Fiscal 2010 Compensation Overview

Although it was anticipated that fiscal 2010 would be a difficult year for the economy, we nevertheless expected our business to achieve:

•	substantial growth in product revenue;

•	targeted operating income (loss) goals; and

•	various operating goals to maintain and advance our technology advantage and commercial development.

When designing our fiscal 2010 executive officer compensation program, the compensation committee considered our fiscal 2010 budget as well as the goals set forth above. As a result, with respect to our program of annual and long-term compensation, the Committee:

•

froze 2010 base annual salary for our CEO, and increased base annual salaries for our other named executive officers by not more than 2.6% as part of our goal to conserve cash. In furtherance of that goal, upon promotions to Chief Operating Officer and Chief Technical Officer, Mr. Pacelli and Mr. Valdes received modest increases to their base annual salaries of 1.9% and 3.4%, respectively;

•	shifted a greater proportion of potential cash compensation to our annual cash incentive award program which awards are paid only upon achievement of various financial and operational goals; and

•	maintained equity compensation at the 75th percentile of our peer group to be consistent with the philosophy to favor equity compensation and conserve cash.

We believe the compensation program for the named executive officers was instrumental in helping us achieve strong performance in 2010. Our product revenue grew to approximately $40.2 million in 2010, representing an increase of $22.1 million or 123% over the prior year. In addition, we achieved all four of our corporate goals, which relate to our technology and commercial development, and are described in more detail in the “Bonus Plans” section below. As a result, our strong revenue growth and operational performance during 2010 helped drive a total stockholder return over the prior 1 and 2 year periods of 69% and 395%, respectively.

Role of Management

Management provides data, analyses, input and recommendations to the compensation committee through our CEO. Our CEO, with the support of management representatives from finance, legal and human resources, provides input on various values for the compensation committee to consider when determining each element of compensation. The compensation committee gives significant weight to our CEO’s evaluation of each named executive officer’s performance and recommendations of appropriate compensation (other than his own). The compensation committee reviews such assessments and recommendations; however, the compensation committee’s decisions are made by the compensation committee in its sole discretion, and outside of the presence of any impacted executive officers.

Compensation Consultant Engagement

In September 2009, in preparation for establishing our 2010 compensation program, our compensation committee solicited proposals from two separate compensation consultants and retained the services of Compensia, Inc. who had completed compensation analysis for us in 2007, but who had otherwise not previously conducted any other business for us. Compensia was charged, among other things, with conducting a competitive assessment of our executive compensation. In addition to talking to members of our compensation committee and participating in meetings of the compensation committee, Compensia analyzed publicly available compensation related data and worked with our CEO to obtain historical data and insight into our previous compensation practices. In preparing its analysis, Compensia utilized a peer group of publicly traded companies consisting of firms directly comparable in size and industry to ours, and who are direct competitors to us for valued employees in the medical technology business. This peer group was updated to exclude companies that were significantly larger than us in terms of market capitalization, total revenue and headcount because companies that are significantly larger and profitable may utilize forms of cash compensation that are not consistent with our goal to conserve cash. The companies in our current peer group are in similar stages of their business lifecycle within the medical technology sector, and have similar annual revenue performance, market capitalizations, or headcounts. Our peer group includes the following companies:

Abaxis	Insulet

Abiomed	NuVasive, Inc

ATS Medical	Orthovita

Conceptus	Palomar Medical

Cutera	Somanetics

Genoptix	Stereotaxis

Hansen Medical	Volcano

Home Diagnostics

Our CEO and the Chairman of our compensation committee assisted Compensia in ensuring the peer group used was appropriate. Our compensation committee engaged Compensia to perform a base salary, cash bonus and equity compensation analysis for fiscal 2010 to ensure optimal alignment of our compensation practices with the interests of our stockholders and other key constituencies (the “Compensia Report”).

Peer Group Data. The compensation committee targets each officer’s total direct annual compensation to within the median range for comparable positions in our peer group. The compensation committee structures our officer compensation program so that outstanding performance measured against our compensation plans’ metrics and associated goals generates total direct annual compensation above the median range. On the other hand, achievement below compensation plan goals generates total direct annual compensation below the median range, which is premised on the compensation committee’s pay-for-performance philosophy. The compensation committee also considers peer group data when determining compensation practices.

The compensation committee may adjust a component of a named executive officer’s pay or total direct annual compensation above or below the median range to acknowledge the value and experience he or she brings to the role, demonstrated success in meeting key objectives and sustained high-level performance. The differences in compensation levels among our named executive officers are primarily attributable to the differences in the median range of compensation for similar positions in our peer group.

Named Executive Officers for Fiscal 2010

For fiscal 2010, our named executive officers were:

Terrance Gregg, President and Chief Executive Officer;

Jess Roper, Vice President and Chief Financial Officer;

Steven Pacelli, Chief Operating Officer;

Jorge Valdes, Chief Technical Officer; and

Andy Balo, Sr. Vice President of Clinical and Regulatory Affairs.

Details and Elements of our 2010 Compensation

Since our primary business goals to achieve profitability and maintain a technology advantage within our field did not change from 2009 to 2010, the structure and elements of our officer compensation program therefore remained largely consistent during that period. The compensation committee designed the program to focus our officers on leading our entire organization toward achieving both short-term and long-term strategic and operational goals, and increasing stockholder value, without encouraging excessive risk taking. Fiscal 2010 compensation actually paid to our named executive officers was slightly above target and reflected our strong fiscal 2010 commercial performance and the compensation committee’s pay-for-performance philosophy. The compensation committee reviews competitive market information with our CEO for each executive officer. The compensation committee recommends to the Board the CEO’s compensation. In addition, at the beginning of each fiscal year, the compensation committee reviews each executive officer’s performance for the last year and objectives for the next year, together with the executive officer’s responsibilities and experience level. The compensation committee also considers our overall fiscal performance compared to our fiscal objectives and performance targets. The relative weight given to these factors varies with each individual at the discretion of the committee.

Elements of compensation for our employees, including our executive officers, include:

•	base salary that is designed primarily to be competitive with base salary levels in effect at comparable medical technology companies with which we compete for personnel;

•	cash incentive awards that are contingent upon the achievement of annual financial and operational performance goals established by the Board of Directors; and

•

long-term equity incentives, including stock option and restricted stock unit grants, targeted at approximately the 75th percentile of equity compensation levels in effect at the peer group in order to:

•	conserve our cash resources to support our goal of achieving profitability;

•	increase alignment of management’s interests with the long-term interests of our stockholders; and

•	encourage employees to behave like owners and reward them when long-term stockholder value is created.

Consistent with the principles of our executive officer compensation outlined above, an executive officer’s total direct compensation is based upon our overall performance and the performance of that individual executive officer. We do not have a pre-established policy or target for allocating between fixed and variable compensation or among the different types of variable compensation, although the allocation is influenced by the compensation committee’s assessment of the compensation practices of the companies in the peer group and our short-term and long-term strategic objectives. Variable compensation generally consists of annual cash incentive compensation and long-term equity incentives, and represents a significant portion of the total direct compensation opportunity for each executive officer. The compensation committee believes that the executive officers’ consistent and sustained performance can have a direct and significant impact on long-term stockholder value.

Base Salary

We provide our executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. We determine base salaries for our executive officers based in part on our review of prevailing compensation practices in our peer group and the following factors: the scope of responsibilities, experience, past performance and objectives for the year. Consistent with our philosophy to pay for performance, as well as to conserve our cash resources as we work towards profitability, the compensation committee targeted base salaries at or below the 50th percentile of our peer group for each named executive officer.

On January 13, 2010, the compensation committee approved 2010 base salaries for our named executive officers. In an effort to conserve our cash, for 2010 there was no increase in the base salary of our CEO, and base salary increases for our other named executive officers were 2.6% or less, reflecting both the strong performance of each of the named executive officers as well as our desire to conserve cash. The annual base salary in fiscal 2010 for Terrance Gregg was $420,000; for Jess Roper was $205,000; for Steven Pacelli was $265,000; for Jorge Valdes was $261,000; and for Andrew Balo was $261,000. On June 22, 2010, each of Mr. Pacelli and Mr. Valdes received promotions, to Chief Operating Officer and Chief Technical Officer, respectively, and each received increases to their base salaries to $270,000.

Bonus Plans

As noted above, the compensation committee believes that a meaningful portion of the annual cash compensation for each executive officer should be in the form of variable incentive bonuses, which motivate our executive officers towards achievement of annual financial and performance targets set by the compensation committee. In particular, our cash bonus plans are designed to reward our executives for the achievement of shorter-term goals, principally relating to the achievement of revenue targets, operating income (loss) targets, (exclusive of non-cash, stock-based compensation and other accounting adjustments) and operational performance goals. Target goals are generally developed through our annual financial planning process, whereby we assess our future operating environment and build projections on anticipated results, which target goals are then reviewed and approved by the compensation committee and set forth in objective terms in a bonus plan at the beginning of each year. For fiscal 2010, the compensation committee identified product revenue as an element of the 2010 Bonus Plan (the “2010 Plan”) since it is a key measure of our progress towards profitability as well as our growth in terms of customers and their utilization of our products. In addition, as our business matures, and we continue to work towards profitability, the compensation committee added operating loss as a separate element of the 2010 Plan to incent actions to decrease our operating loss and to further our drive to achieve profitability. The compensation committee believed the revenue targets and operating loss goals are the most effective measurements in assessing the performance of our CEO, since he is primarily responsible for delivering results related to our financial performance and development. As the last element of our 2010 Plan, a portion of the bonus payable under the 2010 Plan to our named executive officers and other eligible employees (not including our CEO) was based on achieving certain performance milestones, as detailed below, since continued development of our technology and commercialization will also add to our overall value.

On January 13, 2010, our compensation committee approved the 2010 Plan. Consistent with the compensation committee’s philosophy of pay for performance, the bonus amounts were contingent upon achievement of the goals set forth below, and the target bonus amounts were generally increased for our CEO and other executive officers and employees in order to achieve total direct compensation at or above the median of our peer group companies in the event that we achieved better than expected financial and operational results.

CEO Bonus

For our CEO, the amount of any bonus awarded under the 2010 Plan was predicated on achieving targeted product and service revenue goals and targeted operating loss goals. Under the 2010 Plan, the target bonus for our CEO was 80% of his base salary. For the CEO, generally speaking, 75% of any bonus paid under the 2010 Bonus Plan was based on achieving certain annual revenue goals (the “CEO Revenue Component”) and 25% was based on achieving certain operating loss goals (the “CEO Operating Results Component”). Under the 2010 Plan, no portion of the CEO Revenue Component would be paid to the CEO unless we met the specified minimum revenue target for fiscal 2010 of $29.6 million. Upon achievement of this minimum revenue target, the CEO would receive a bonus award of 62.5% of his targeted CEO Revenue Component. Upon achievement of 100% of our revenue target for fiscal 2010 of $37.0 million, the CEO would receive a bonus award of 100% of his targeted CEO Revenue Component. If we exceeded our fiscal 2010 revenue target, the CEO would receive a bonus at various stepped up amounts up to a maximum of 137.5% of his targeted CEO Revenue Component. The revenue target of $37.0 million was established at a level that we believed to be achievable, but would have required better than expected performance by our CEO. During 2010, we generated revenue of approximately $40.2 million. Accordingly, our CEO received a bonus of 100% of the targeted CEO Revenue Component, an amount equal to $252,000.

In addition, we sought to incentivize the reduction of our operating loss. To that end, no portion of the CEO Operating Results Component would be paid to the CEO unless we met a specified operating loss result for fiscal 2010 of $(39.5) million. Upon achievement of this operating loss target, the CEO would receive a bonus award of 62.5% of the targeted CEO Operating Results Component. Upon achievement of 100% of our operating loss target for fiscal 2010 of $(32.9) million, the CEO would receive a bonus award of 100% of the CEO Operating Results Component. If we achieved a more favorable operating loss result in fiscal 2010 than our operating loss target, the CEO would receive a bonus at various stepped up amounts up to a maximum of 137.5% of the targeted CEO Operating Results Component. The operating loss target of $(32.9) million was established at a level that we believed to be achievable, but would have required better than expected performance by our CEO. During 2010, we achieved our operating loss target of $(32.9) million, as adjusted, and accordingly, our CEO received a bonus of 100% of the targeted CEO Operating Results Component, an amount equal to $84,000.

Further, on December 27, 2010, our Board of Directors approved a supplemental bonus to our CEO in the amount of $46,200 to recognize his exceptional performance during 2010 for activities beyond those measured by the 2010 Plan.

Named Executive Officers Bonus (not including CEO)

For the remainder of our executive officers, the amount of any bonus awarded under the 2010 Plan was predicated on achieving targeted product and service revenue goals, targeted operating loss goals, and performance milestones. Under the 2010 Plan, the target bonuses for each of our Chief Operating Officer and Chief Technical Officer was 70% of their respective base salaries, the target bonus for our Senior Vice President of Clinical and Regulatory Affairs was 40% of his base salary and the target bonus for our Chief Financial Officer was 30% of his base salary. Generally speaking, 60% of any bonus paid under the 2010 Plan to named executive officers (not including the CEO) was based on achieving certain annual revenue goals (the “NEO Revenue Component”), 20% was based on achieving targeted operating loss goals (the “NEO Operating Results Component”) and 20% was based on achieving certain performance milestones (the “NEO Performance Component”).

Under the 2010 Plan, no portion of the NEO Revenue Component was to be paid unless we met a specified minimum revenue target for fiscal 2010 of $33.0 million. Upon achievement of this minimum revenue target, each eligible participant was to receive a bonus award of 80% of their targeted NEO Revenue Component. Upon achievement of 100% of our revenue target for fiscal 2010 of $37.0 million, each eligible participant was to receive a bonus award of 100% of their targeted NEO Revenue Component. If we exceeded our fiscal 2010 revenue target, each of the Named Executive Officers (not including the CEO) were to receive bonuses at various stepped up amounts up to a maximum of 175% of their targeted Revenue Component. The revenue target of $37.0 million was established at a level that we believed to be achievable, but would have required better than expected performance by each of our named executive officers. During 2010, we generated revenue of approximately $40.2 million. Accordingly, the named executive officers (not including our CEO) and other eligible employees received a bonus of 150% of the targeted NEO Revenue Component.

Under the 2010 Plan, no portion of the NEO Operating Results Component was to be paid unless we met a specified operating loss target for fiscal 2010 of $(34.5) million. Upon achievement of this operating loss target, each eligible participant would receive a bonus award of 80% of their targeted NEO Operating Results Component. Upon achievement of 100% of our operating loss target for fiscal 2010 of $(32.9) million, each eligible participant would receive a bonus award of 100% of their targeted NEO Operating Results Component. If we achieved operating loss results that were more favorable in fiscal 2010 than our operating loss target, the Named Executive Officers (not including the CEO) would receive bonuses at various stepped up amounts up to a maximum of 175% of their targeted NEO Operating Results Component. The operating loss target of $(32.9) million was established at a level that we believed to be achievable, but would have required better than expected performance by each of our named executive officers. During 2010, we achieved our operating loss target of $(32.9) million, as adjusted, and accordingly, the named executive officers (not including our CEO) and other eligible employees received a bonus of 100% of the targeted NEO Operating Results Component.

Under the NEO Performance Component, bonus amounts were also to be paid to the Named Executive Officers (not including the CEO) for achieving specified corporate milestones. Eligible participants received 25% of their targeted Performance Component for achievement of each of four corporate milestones by us during fiscal 2010. We achieved the first performance milestone, which was premised on adding 10,000 new customers during 2010. We achieved the second performance milestone, which required us to secure up to an additional $40 million in equity financing during 2010. We achieved the third milestone, which related to our efforts to collaborate with Insulet Corp. to file an application with the U.S. Food and Drug Administration (the “FDA”) on our Insulet partnership product. Last, we achieved the fourth milestone, which required us to file with the FDA a supplement to our premarket approval for our next generation sensor system. Accordingly, eligible participants received 100% of their NEO Performance Target. These performance milestones were designed to require improvement upon past levels of performance, and as such we considered them significantly challenging to achieve. The following table presents information relating to the various components, targets and achievement under the NEO Bonus plan.

Bonus Component:	NEO Revenue Component		NEO Operating Results Component		NEO Performance Component
	Target	2010 Payout	Target	2010 Payout	Target	2010 Payout
Jess Roper	$36,900	$55,350	$12,300	$12,300	$12,300	$12,300
Steven Pacelli	113,400	170,100	37,800	37,800	37,800	37,800
Jorge Valdes	113,400	170,100	37,800	37,800	37,800	37,800
Andrew Balo	62,640	93,960	20,880	20,880	20,880	20,880

We believe the 2010 Plan for the named executive officers was an important element in driving our strong performance in 2010, during which our product revenue grew by 123% from 2009 to approximately $40.2 million. In addition, we achieved all four of our operational goals, which we believe adds value to our stockholders. As a result of our strong revenue growth and operational performance during 2010, the total stockholder return over the prior 1 and 2 year periods was 69% and 395%, respectively.

Stock Option and Equity Incentive Programs

Because of the direct relationship between the value of a stock option (which is the right to purchase a share of our common stock at a predetermined price) or share of restricted stock and the fair market value of our common stock, we believe that granting stock options, restricted stock units and/or shares of restricted stock is the best method of motivating our executive officers and employees in a manner that is consistent with the interests of our Company and our stockholders.

We grant equity awards to our executive officers and key employees based upon prior performance, the importance of retaining their services and with the goal of providing each executive officer with an incentive to manage from the perspective of an owner with an equity stake in the business to help us attain our long-term goals. We intend our equity award program to be the primary vehicle for offering long-term incentives and rewarding our executive officers and other key employees. We also regard our equity award program as a key retention tool. The retentive aspect of our equity award program is a very important factor in our determination of the type of award to grant and the number of shares underlying the equity award that are granted. We also consider the number of vested equity awards currently held by our executive officers in determining additional grants. Historically, we have granted stock options to purchase 100,000 shares of our common stock to newly hired employees with the rank of vice president, although going forward we intend to grant equity to newly hired employees with the rank of vice president with a grant date fair market value equal to the average grant date fair market value of incoming vice presidents who joined us in the prior three years.

Grants to newly hired executive officers are approved by the compensation committee and are effective on the grant dates consistent with our equity award policy. We typically grant stock options to certain of our executive officers annually in conjunction with the release of our fiscal year end earnings results. The exercise price of all stock options is set at the closing price of our common stock on the NASDAQ Global Market on the grant date. With respect to executive officers, initial option grants typically vest as to 25% of the shares on the first anniversary of the date of grant with the remainder vesting ratably over a 36-month period thereafter. Subsequent stock option grants to executive officers typically vest ratably over a 36 month period. In 2010, we granted 82,000 stock options to each Mr. Pacelli, Mr. Valdes and Mr. Balo, and 41,000 stock options to Mr. Roper, all of which vest ratably over a 36 month period.

We may utilize other forms of equity awards as and when we deem appropriate, particularly in response to changes in tax and accounting treatment of awards. In 2010, we issued 146,250 restricted stock units to our CEO in lieu of stock options to more closely align his equity compensation with that of our Board of Directors, to reduce to some extent the dilution to our common stock, and to conserve shares in our incentive equity pool during a year in which we added significantly to our headcount, requiring more initial stock option grants than we had issued historically. The restricted stock unit grant to our CEO vests on a monthly basis over a 36 month period. The compensation committee plans to utilize more restricted stock units and fewer stock options as a means to retain, reward and motivate our executive officers and key employees in fiscal 2011, which would provide an incentive to an employee to spend an extended portion of time with us and to build value over time.

Perquisites and Certain Other Benefits

We limit the perquisites that we make available to our executive officers in an effort to conserve our financial resources. Except for certain severance and change of control agreements described below, our executives are not entitled to any benefits that are not otherwise available to all of our employees. In addition, it should be noted that we do not provide pension arrangements, or maintain non-qualified defined benefit plans or other deferred compensation plans, post-retirement health coverage (aside from COBRA benefits), or similar benefits for our executives or employees. Our health and insurance plans are the same for all employees.

Termination and Change of Control

Our severance and change of control agreements are designed to facilitate our ability to attract and retain executives as we compete for talent in a marketplace where such protections are commonly offered. The severance benefits described below are designed to ease an employee’s transition due to an unexpected employment termination by us due to ongoing changes in our employment needs. The material terms of our change of control agreements were determined through benchmarking the change of control arrangements with our peer group and other similar companies. Our change of control agreements encourage executives to remain focused on our business in the event of rumored or actual fundamental corporate changes.

In June 2007, we entered into an Executive Change of Control and Severance Agreement with our CEO, Mr. Gregg, and in December 2008, the compensation committee also approved a form of Amended and Restated Executive Change of Control and Severance Agreement (collectively, the “Change of Control Agreement”) that was entered into by each of our Chief Financial Officer, our other named executive officers and our other executive officers ranking vice president and above. Please see the section titled “Employment, Severance and Change of Control Agreements” below for additional detail on the terms of our Change of Control Agreements. We entered into the Change of Control Agreement as part of our ongoing, periodic review of our compensation and benefits programs, in recognition of the importance to us and to our stockholders of avoiding the loss and distraction of key management personnel that may occur if such key personnel are concerned about their job security in connection with actual or rumored corporate changes, and to help us attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky without these arrangements.

We believe the structure of this change of control arrangement protects stockholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any benefits in connection with a change of control, our executives could be less motivated to pursue a potential acquisition or continue working for us during a transition after an acquisition, even if such a transaction would benefit our stockholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. As a result, we believe that these benefits further incentivize our executive officers to continue to create value for us and our stockholders.

The amounts payable upon a covered officer’s termination of employment or upon a change of control are calculated on a hypothetical basis and set forth in the section entitled “Employment, Severance and Change of Control Arrangements” below.

Stock Ownership Guidelines

We grant stock options and restricted stock units with the intent of aligning the interests of our employees, including our named executive officers, with our stockholders. Accordingly, we adopted stock ownership guidelines that require our executive officers to retain ownership of a material portion of our common stock. The stock ownership guidelines were adopted in 2010, and are to be satisfied by 2013, or within three years of becoming an executive officer for those who become executive officers after 2010. Under these guidelines, our officers are required to own shares of our stock with an aggregate market value equal to three times his or her current base salary. Ownership levels are determined by including stock acquired through open market or Employee Stock Purchase Plan purchases, shares vested pursuant to restricted stock unit grants, as well as the in-the-money value of vested stock options. Executive officers who have met the guidelines are expected, absent unusual circumstances, to maintain compliance with their target ownership levels.

Accounting and Section 162(m) Tax Considerations

Since January 1, 2006, we have accounted for stock-based payments in accordance with the requirements of FASB ASC Topic 718. Section 162(m) of the Code limits our deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The committee believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers shall be designed to qualify as “performance-based compensation.” Our equity plan, in its present form, meets the requirements for obtaining tax deductibility. We intend to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code section 162(m) in the future to the extent consistent with our best interests.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Jonathan Lord, M.D. Chairman

Jay Skyler, M.D.

Eric Topol, M.D.

Summary Compensation Table

The following table presents compensation information for the year ended December 31, 2010 awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers. We refer to these executive officers as our named executive officers elsewhere in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Terrance H. Gregg	2010	$420,000	$46,200	$1,433,104		$—		$336,000	$11,300	$2,246,604
President and Chief	2009	420,000	—	—		—		231,000	3,620	654,620
Executive Officer	2008	423,232	—	825,214	(4)	2,238,364	(4)	—	4,016	3,490,826

Jess Roper	2010	$205,000	$—	$—		$250,453		$79,950	$6,437	$541,840
Vice President and	2009	200,000	—	—		—		55,000	6,121	261,122
Chief Financial Officer(5)	2008	192,209	—	—		472,025		—	5,055	669,289

Steven R. Pacelli	2010	$266,410	$—	$—		$500,905		$245,700	$15,698	$1,028,712
Chief Operating	2009	260,652	—	—		—		114,687	11,523	386,862
Officer(6)	2008	250,620	—	—		638,125		—	11,502	900,247

Jorge Valdes	2010	$264,277	$—	$—		$500,905		$245,950	$15,691	$1,026,823
Chief Technical	2009	254,400	—	—		—		97,944	18,387	370,731
Officer(7)	2008	256,224	—	—		638,125		—	18,154	912,494

Andrew Balo	2010	$261,000	$—	$—		$500,905		$135,720	$15,689	$913,314
Sr. V.P., Clinical &	2009	255,000	—	—		—		98,175	18,402	371,577
Regulatory Affairs	2008	255,897	—	—		638,125		—	18,172	912,194

(1)	These amounts reflect the grant date fair value of stock awards and options granted during 2008, 2009 and 2010 computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 3, 2011.

(2)	Amounts were earned under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Elements of our Compensation Plans—Bonus Plan.”

(3)	These amounts represent premiums paid to various employee health and life insurance policies.

(4)	Pursuant to Mr. Gregg’s original offer letter agreement dated June 19, 2007 (the “Employment Date”), Mr. Gregg was to receive an option to purchase 1,355,000 shares of our common stock under our 2005 Equity Incentive Plan on the Employment Date. Due to limitations set forth in the 2005 Equity Incentive Plan, we were able to grant Mr. Gregg an option to purchase 962,000 shares of our common stock on the Employment Date. Pursuant to his amended offer letter, we granted Mr. Gregg an additional stock option to purchase 393,000 shares of our common stock under the 2005 Equity Incentive Plan on January 2, 2008 (the “Additional Option Grant Date”). In addition, Mr. Gregg was granted 92,213 shares of restricted stock pursuant to his amended offer letter. This restricted stock is vested in full.

(5)	Mr. Roper was promoted to Vice President and Chief Financial Officer on March 13, 2008 and received a salary increase to $200,000 annually. The compensation detailed for 2008 in the table above reflects earnings Mr. Roper received prior to and after his promotion to Vice President and Chief Financial Officer.

(6)	Mr. Pacelli served as Senior Vice President of Corporate Affairs until December 15, 2008 and was promoted to Chief Administrative Officer on December 15, 2008 and received a salary increase to $260,652 annually. He was promoted to Chief Operating Officer on June 22, 2010 and received a salary increase to $270,000 annually.

(7)	Mr. Valdes was promoted to Chief Technical Officer on June 22, 2010 and received a salary increase to $270,000 annually.

Grants of Plan-Based Awards

The following table provides information with regard to potential cash bonuses paid or payable in 2010 under our performance-based, non-equity incentive plan, and with regard to each equity award granted to each named executive officer during 2010.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of RSUs Granted(2)	All Other: Option Awards Number of Shares Underlying Option Awards(3)	Exercise price of Option Awards	Grant Date Fair Value of Option Awards(4)
		Threshold(1)	Target(1)	Maximum(1)
Terrance H. Gregg	N/A	$210,000	$336,000	$462,000
	3/12/10				146,250	—	—	$1,433,104

Jess Roper	N/A	$39,360	$61,500	$98,400
	3/12/10				—	41,000	$9.80	$250,453

Steven R. Pacelli	N/A	$120,960	$189,000	$302,400
	3/12/10					82,000	$9.80	$500,905

Jorge Valdes	N/A	$120,960	$189,000	$302,400
	3/12/10					82,000	$9.80	$500,905

Andrew Balo	N/A	$66,816	$104,400	$167,040
	3/12/10					82,000	$9.80	$500,905

(1)	Represents threshold, target and maximum potential payments under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Details and Elements of our 2010 Compensation—Bonus Plans.”

(2)	This restricted stock unit award granted in 2010 was made under our 2005 Equity Incentive Plan, and it vests with respect to 1/36th of the restricted stock units on a monthly basis.

(3)	All stock options granted in 2010 were made under our 2005 Equity Incentive Plan. Each option set forth above vests with respect to 1/36th of the shares on a monthly basis. Options expire ten years from the date of grant.

(4)	These amounts reflect the grant date fair value of the restricted stock units and stock options granted during 2010.

Outstanding Equity Awards at December 31, 2010

The following table provides information regarding each vested and unvested stock option and stock award held by each named executive officer as of December 31, 2010.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(1)			Option Exercise Price(2)	Option Expiration Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested
Name	Vested	Unvested
Terrance H. Gregg	122,500	122,500		$3.19	12/11/2018	109,688		$1,497,241
	393,000	—		8.95	1/2/2018
	962,000	—		6.85	6/19/2017
	31,890	—		7.31	5/23/2017
	20,000	—		21.00	5/19/2016
	25,000	—		13.99	5/19/2015

Jess Roper	10,250	30,750	(4)	9.80	3/12/2020	375	(5)	$5,119
	22,500	22,500	(3)	3.19	12/11/2018
	64,583	35,417	(3)	7.63	5/19/2018
	20,833	4,167		7.79	8/2/2017
	4,218	282		7.25	3/9/2017
	15,000	—		10.00	3/11/2015

Steven R. Pacelli	20,500	61,500	(4)	9.80	3/12/2020	—		—
	72,500	72,500	(3)	3.19	12/11/2018
	64,583	35,417	(3)	7.63	5/19/2018
	83,333	16,667	(3)	7.79	8/2/2017
	51,562	3,438		7.25	3/9/2017
	50,000	—		11.33	8/8/2016
	100,000	—		20.65	4/17/2016

Jorge Valdes	20,500	61,500	(4)	9.80	3/12/2020	—		—
	72,500	72,500	(3)	3.19	12/11/2018
	64,583	35,417	(3)	7.63	5/19/2018
	83,333	16,667	(3)	7.79	8/2/2017
	51,562	3,438		7.25	3/9/2017
	50,000	—		10.48	11/16/2016
	100,000	—		13.45	11/1/2015

Andrew Balo	20,500	61,500	(4)	9.80	3/12/2020	—		—
	72,500	72,500	(3)	3.19	12/11/2018
	64,583	35,417	(3)	7.63	5/19/2018
	38,541	11,459	(3)	8.94	11/2/2017
	70,312	4,688		7.25	3/9/2017
	25,000	—		14.30	12/7/2015
	97,222	—		2.40	12/24/2014
	15,416	—		0.50	2/10/2014
	28,466	—		0.50	1/30/2013

(1)	Except as otherwise footnoted here, each of these options vest over four years, with 25% vesting after one year and an additional 1/48th of the total number of shares vesting each month thereafter.

(2)	Represents the fair market value of a share of our common stock, as determined by our Board of Directors, on the option’s grant date. Please see “Compensation Discussion and Analysis—Elements of Our Compensation Plans—Stock Option and Equity Incentive Programs” above for a discussion of how we have valued our common stock.

(3)	These option grants vest in equal monthly installments over 48 months.

(4)	These option grants vest in equal monthly installments over 36 months.

(5)	Mr. Roper holds 1,500 shares of restricted stock that vests in four equal annual installments, 1,125 of which were vested as of December 31, 2010.

2010 Option Exercises and Stock Vested

The following table shows stock awards that vested during fiscal 2010. None of our named executive officers exercised stock options in fiscal 2010.

	Number of Shares Acquired on Vesting	Value Realized on Vesting
Terrance H. Gregg	58,079	$640,745
Jess Roper	375	3,632

Employment, Severance and Change of Control Arrangements

In June 2007, we entered into an Employment Agreement with our President and Chief Executive Officer, Terrance Gregg, as amended in December 2008 (the “Gregg Employment Agreement”). Under the Gregg Employment Agreement, in the event we terminate Mr. Gregg’s employment without cause or he is constructively terminated, he will receive 12 months’ salary as severance and 12 months of vesting acceleration of all of the shares subject to all options held by Mr. Gregg and any other stock awards that the Board of Directors determines should be subject to the provisions of the Gregg Employment Agreement. In addition, all stock options granted to Mr. Gregg, whether currently outstanding or granted in the future, will immediately vest upon a change of control.

The following table summarizes the potential payments and benefits payable to Mr. Gregg upon termination of employment or a change of our control under each situation listed below, modeling, in each situation, that Mr. Gregg was terminated on December 31, 2010. The Gregg Employment Agreement requires that the severance payment be in a lump sum.

Executive Benefits and Payments Upon Termination:	Involuntary Termination Not For Cause	Constructive Termination	Following a Change of Control
Base salary	$420,000	$420,000	$420,000
Value of accelerated equity awards(1)	$1,306,064	$1,306,064	$2,778,492

(1)	Represents the value of accelerated vesting of Mr. Gregg’s stock options and restricted stock units. The closing price of our common stock on December 31, 2010 was $13.65.

We have also entered into change of control arrangements with Mr. Roper, Mr. Pacelli, Mr. Balo and Mr. Valdes. The Change of Control Agreements provide that in the event of a change of control while the executive is employed by us, or in the event that the executive is involuntarily terminated without cause during the period that begins (1) 90 days prior to the earlier of (i) the execution of a letter of intent relating to a change of control transaction, or (ii) the execution of a definitive agreement with respect to a change of control transaction, in either case provided that the change of control with the party to the letter of intent or definitive agreement is consummated within two years following such execution, and ends (2) on the date such change of control becomes effective, the vesting of all of the shares subject to all options held by the executive and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreements will be accelerated in full. The Change of Control Agreements also provide that, in the event we terminate the executive without cause or the executive resigns due to a constructive termination, the executive will receive a lump sum payment equal to twelve months salary as severance and twelve months of vesting acceleration of all of the shares subject to all options held by the executive and any other stock awards that the

Board of Directors determines should be subject to the Change of Control Agreement. In each case, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims. The Change of Control Agreement represents the complete and exclusive statement of agreement between the executive and us with respect to vesting acceleration or severance and supersedes any other agreements or promises made to the executive with respect to vesting acceleration or severance.

The following table summarizes the potential payments and benefits payable to each of Mr. Roper, Mr. Pacelli, Mr. Balo and Mr. Valdes upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Roper, Mr. Pacelli, Mr. Balo and Mr. Valdes were terminated on December 31, 2010.

	Balo			Pacelli			Roper			Valdes
Name of Executive:	Severance	Value of Accelerated Stock Options		Severance	Value of Accelerated Stock Options		Severance	Value of Accelerated Stock Options and Restricted Stock		Severance	Value of Accelerated Stock Options
Involuntary Termination Not For Cause or Constructive Termination	$261,000	$718,882	(1)	$270,000	$754,579	(1)	$205,000	$352,120	(1)	$270,000	754,579	(1)
Termination Following a Change of Control	$261,000	$1,292,321	(1)	$270,000	$1,328,007	(1)	$205,000	$598,290	(1)	$270,000	1,328,007	(1)

(1)	The closing price of our common stock on December 31, 2009 was $13.65.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2010, with respect to all of our equity compensation plans in effect on that date.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (in thousands) (c)
Equity compensation plans approved by stockholders(1)(2)	8,353	$7.56	1,142
Equity compensation plans not approved by stockholders(3)	—	—	—

Total	8,353	$7.56	1,142

(1)	Includes the 1999 Stock Option Plan, the 2005 Equity Incentive Plan (the “2005 Plan”) and the 2005 Employee Stock Purchase Plan. 40,727 shares under column (c) are attributable to our 2005 Equity Incentive Plan and 1,101,653 are attributable to our 2005 Employee Stock Purchase Plan. Each of the 2005 Plan and 2005 Employee Stock Purchase Plan contain provisions that provide for automatic increases to the authorized number of shares of up to 3% and 1%, respectively, to occur on January 1 of each year. Does not include increase of 1,862,340 shares to number of authorized shares under the 2005 Plan that occurred on January 1, 2011 pursuant to the 2005 Plan’s automatic increase in authorized shares. Does not include increase of 620,780 shares to number of authorized shares under the 2005 Employee Stock Purchase Plan that occurred on January 1, 2011 pursuant to the 2005 Employee Stock Purchase Plan’s automatic increase in authorized shares.

(2)	Shares reserved for future issuance under the 2005 Plan may be granted as restricted stock.

(3)	As of December 31, 2010, we did not have any equity compensation plans that were not approved by our stockholders.

Risks from Compensation Policies and Practices

The Compensation Committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the Compensation Committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

During 2010, we employed Mr. Gregg’s son-in-law, Jake Leach, as our Senior Director of Research and Development. During 2010, Mr. Leach earned $189,768 in base salary and bonus, and was granted 20,000 stock options and 10,000 restricted stock units. Mr. Leach was promoted to Vice President of Research and Development in 2011. In addition, we employed Mr. Gregg’s daughter-in-law, Leah Baccitich, as our Corporate and Compliance Counsel. During 2010, Ms. Baccitich earned $135,383 in base salary and bonus, and was granted 5,000 stock options and 2,750 restricted stock units.

Except as set forth above, from January 1, 2010 to the present, there have been no other, and there are no other currently proposed transactions in which the amount involved exceeded $120,000 to which we were or will be a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Our audit committee reviews the fairness and determines approval of any proposed transaction between us and management or other related parties (other than transactions that are subject to review by the compensation committee) that are brought to the attention of the audit committee. In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of our relationship with the other individual or entity; and whether the person has access to confidential company information.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of broker, banks or other agents with account holders who are stockholders of DexCom will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to American Stock Transfer and Trust Company at 59 Maiden Lane, Plaza Level, New York, New York, 10038. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

A copy of our annual report to stockholders, which includes financial statements, is being mailed with this proxy statement.

We have filed our annual report on Form 10-K for the fiscal year ended December 31, 2010 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a DexCom stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

Requests for copies of our annual report to stockholders or our annual report on Form 10-K should be directed to Investor Relations, DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

By Order of the Board of Directors

Terrance H. Gregg

Chief Executive Officer and President

San Diego, California

April 18, 2011

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2011

The undersigned hereby appoints Terrance H. Gregg and Jess Roper, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of DexCom, Inc. which the undersigned may be entitled to vote at the 2011 Annual Meeting of Stockholders of DexCom, Inc. to be held on May 25, 2011 at 2:00 p.m. local time at the Company’s headquarters facilities located at 6310 Sequence Drive, San Diego, California 92121, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL NO. 1, FOR PROPOSALS NO. 2 and 3, AND FOR EVERY THREE YEARS FOR PROPOSAL NO. 4. AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

VOTING INSTRUCTIONS:

Complete, sign, date and promptly return this proxy card in the postage-paid envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW.

PROPOSAL 1:	To elect the Class III directors to hold office until our 2014 Annual Meeting of Stockholders.

☐	FOR the nominees listed below (except as marked to the contrary below).	☐	WITHHOLD authority to vote for the nominees listed below.	☐	FOR All Except (see instructions below)

Nominees:	Jonathan T. Lord, M.D. and Eric Topol, M.D.

Instruction: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write the name of the nominee you wish to withhold on the line below.

PROPOSAL 2:	To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 3:	To approve a non-binding advisory resolution on executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 4:	To recommend a non-binding advisory resolution on the frequency of stockholder votes on executive compensation.

☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ ABSTAIN

DATED

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.